Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6800 Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS RECORD NET INCOME FOR FULL YEAR 2010 OF $165 MILLION

Pasadena, CA – January 25, 2011 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier regional banks, today reported financial results for the fourth quarter and full year 2010. For the fourth quarter of 2010, net income was $56.3 million and net income available to common stockholders was $0.22 per dilutive share. Excluding a noncash charge of $18.7 million or $0.13 per dilutive share resulting from the repurchase of preferred stock issued to the U.S. Treasury, fourth quarter earnings per share increased by 30% to $0.351. For the full year 2010, net income was $164.6 million and net income available to common stockholders was $0.83 per dilutive share.

“2010 marks a year of great transformation and success for East West. East West reported net income of $165 million for the full year 2010, the highest ever in our history,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “Our sound financial performance and 115% increase in profitability was the direct result of the strength of our balance sheet. During 2010, we grew non-covered commercial and trade finance loan balances 32% to a record $2.0 billion and grew core deposits 25% to a record $8.9 billion.”

“We also completed the full integrations of two acquisitions in 2010, improving, streamlining, and strengthening our operations. Further, during the fourth quarter of 2010, East West successfully exited the TARP capital purchase program.”

Ng concluded, “We increased earnings each and every quarter in 2010 and expect to continue this upward trend throughout 2011. As we embark on the next decade, East West is better positioned than ever before to increase profitability and market share, and to continue to deliver long-term, sustainable value for our shareholders.”

2010 Quarterly Results Summary

	For the three months ended,
Dollars in millions, except per share	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Net income	$56.3	$47.0	$36.3	$24.9
Net income available to common shareholders (1)	32.2	40.2	30.2	18.8
Earnings per share (diluted) (1)	0.22	0.27	0.21	0.13

Return on average assets	1.10%	0.93%	0.73%	0.49%
Return on average common equity	6.28%	8.11%	6.26%	4.71%

Tier 1 risk-based capital ratio (2)	15.9%	17.9%	18.9%	18.9%
Total risk-based capital ratio (2)	17.6%	19.7%	20.8%	20.9%

(1) Q4 2010 EPS included a noncash charge of $18.7 million or $0.13 per dilutive share related to the repurchase of preferred stock issued to the U.S. Treasury.

(2) As East West repurchased preferred stock without raising additional capital, Tier 1 and Total risk-based capital declined.

East West increased profitability each quarter of 2010, growing net income 46% in the second quarter to $36.3 million, 29% in the third quarter to $47.0 million, and 20% in the fourth quarter to $56.3 million.

Full Year 2010 Highlights

•	Record Earnings – East West increased net income during each quarter of 2010. For the full year 2010, net income was a record $164.6 million, a 115% increase above $76.6 million in 2009.

•	Successful Integration Efforts – East West successfully integrated the operations of two entities, United Commercial Bank (“UCB”) and Washington First International Bank (“WFIB”).

•
Fully Exited TARP Program – East West repurchased all $306.5 million preferred stock issued to the U.S. Treasury under the TARP program in December 2010. Our capital strength and strong operating results allowed us to redeem TARP without raising any capital.

•
Credit Quality Improved – Charge-offs and provisions decreased each quarter of 2010. Full year 2010 net charge-offs were $202.5 million, a 57% or $272.8 million decrease as compared to the full year 2009. Nonperforming assets remained low at 0.94% of total assets.

•
Record Deposit Growth – Total deposits grew to a record $15.6 billion, a $653.6 million or 4% increase during the full year 2010. Core deposits grew to a record $8.9 billion as of December 31, 2010, an increase of $1.8 billion or 25% increase during the full year 2010.

Fourth Quarter 2010 Summary

•
Strong Fourth Quarter Earnings – For the fourth quarter 2010, net income was $56.3 million, an increase of $9.4 million over net income of $47.0 million reported in the third quarter of 2010. Excluding the noncash charge of $18.7 million or $0.13 per dilutive share resulting from accelerated discount accretion from the repurchase of the preferred stock from the U.S. Treasury, earnings per share totaled $0.35 for the fourth quarter. 1

•
Strong Net Interest Margin –The core net interest margin, excluding the net impact to interest income of $43.8 million resulting from the disposition of covered loans, totaled 4.43% for the quarter. The fourth quarter core net interest margin of 4.43% reflects an increase from 3.98% in the third quarter of 2010. 2

•	Record C&I Loan Growth – Quarter to date, non-covered commercial and trade finance loans grew a record $287.2 million or 17% to $2.0 billion.

•
Significant Deposit Growth – Total deposits grew to a record $15.6 billion, a $343.3 million or 2% increase from September 30, 2010. Core deposits grew to a record $8.9 billion as of December 31, 2010, an increase of $395.7 million or 5% from September 30, 2010.

•
Net Charge-offs Down 15% from Q3 2010, Down 71% from Q4 2009 – Net charge-offs declined to $38.3 million, a decrease of $6.7 million or 15% from the prior quarter and a decrease of $92.3 million or 71% from the fourth quarter of 2009.

•
Nonperforming Assets Remains Below 1% – Nonperforming assets decreased to $194.8 million, or 0.94% of total assets. This is the fifth consecutive quarter East West has reported a nonperforming assets to total assets ratio under 1.00%.

•
Strong Capital Levels – Even after repayment of TARP, our capital levels remain very high. As of December 31, 2010, East West’s Tier 1 risk-based capital and total risk-based capital ratios were 15.9% and 17.6%, respectively, significantly higher than the well capitalized requirements of 6% and 10%, respectively.

Management Guidance

The Company is providing initial guidance for the first quarter and full year 2011.  Currently management estimates that fully diluted earnings per share for the full year of 2011 will range from $1.44 to $1.48, or an increase of approximately 73% to 78% from 2010. This EPS guidance is based on overall asset growth of approximately 5%, provision for loan losses of $95 million to $100 million, and an adjusted net interest margin between 4.15% and 4.25%.

Management currently estimates that fully diluted earnings per share for the first quarter of 2011 will range from $0.33 to $0.35 per diluted share. This EPS guidance is based on the following assumptions:

•	Stable balance sheet
•	A stable interest rate environment and a net interest margin between 4.15% and 4.20%
•	Provision for loan losses of approximately $25 million to $30 million
•	Total noninterest expense of approximately $100 million, net of amounts to be reimbursed by the FDIC
•	Effective tax rate of approximately 36%

Balance Sheet Summary

At December 31, 2010, total assets increased to $20.7 billion compared to $20.4 billion at September 30, 2010, and $20.6 billion at December 31, 2009. Total assets were primarily comprised of $13.7 million of loans receivable and $2.9 million of investment securities. Deposits totaled $15.6 billion at December 31, 2010.

Loans receivable at December 31, 2010 totaled $13.7 billion compared to $13.6 billion at September 30, 2010, and $14.1 billion at December 31, 2009. During the fourth quarter non-covered loan balances increased $321.1 million or 4%, to $8.9 billion at December 31, 2010. The increase in non-covered loans was primarily driven by an increase in commercial and trade finance loans of $287.2 million or 17%. As of December 31, 2010, we classified $220.1 million of loans as held for sale, primarily comprised of student loans. Covered loans totaled $4.8 billion at December 31, 2010, as compared to $5.0 billion at September 30, 2010, and $5.6 billion at December 31, 2009.

Deposit balances increased to a record $15.6 billion at December 31, 2010, compared to $15.3 billion at September 30, 2010, and $15.0 billion at December 31, 2009. Total core deposits increased to a record $8.9 billion as of December 31, 2010, or an increase of $395.7 million or 5% from September 30, 2010, and an increase of $1.8 billion or 25% from December 31, 2009. The increase in core deposits during the fourth quarter was driven by a record increase in both noninterest-bearing demand deposits and money market deposits.  Noninterest-bearing demand deposits increased by $104.7 million or 4% to $2.7 billion and money market deposits increased by $266.9 million or 6% to $4.5 billion at December 31, 2010.

Covered Loans
Covered loans totaled $4.8 billion as of December 31, 2010, a decrease of $174.6 million during the fourth quarter. The decrease in the covered loan portfolio was mainly due to paydowns, payoffs and charge-off activity.

The covered loan portfolio is primarily comprised of loans acquired from the FDIC-assisted acquisition of UCB which are covered under loss share agreements with the FDIC. After actively managing the UCB covered loan portfolio for approximately one year, we have resolved many problem loans and concluded that the credit quality is performing better than originally estimated. As such, we lowered the credit discount on the UCB covered loan portfolio in the fourth quarter. Our original credit discount on the UCB covered loan balance was approximately 20% and we have now reduced this to approximately 14%. By lowering the credit discount, interest income will increase over the life of the loans. Correspondingly, with the lowered credit discount, the expected reimbursement from the FDIC under the loss sharing agreement will also decrease, resulting in amortization on the FDIC indemnification asset which is recorded as a charge to noninterest income. The net decrease in the FDIC indemnification asset resulting from loan disposition activity and amortization of the indemnification asset was $43.8 million in the fourth quarter.

In total, the net decrease in the FDIC indemnification asset and receivable was $36.0 million for the fourth quarter of 2010 as detailed below:

Quarter Ended December 31, 2010
($ in thousands)
Net decrease due to covered loan dispositions	$(43,783)
and amortization of the indemnification asset
Increase due to FDIC reimbursable expenses	12,958
Recoveries and settlement adjustments	(5,218)
Net decrease in FDIC indemnification asset and receivable	$(36,043)

The FDIC receivable was increased by $13.0 million due to reimbursable expense claims. During the fourth quarter we incurred $16.2 million in expenses on covered loans and other real estate owned, 80% of which is reimbursable from the FDIC. The impact of the reimbursable expenses on covered loans and other real estate owned is recorded as an increase to the FDIC receivable as noninterest income. Also, during the fourth quarter, we recorded a decrease to the FDIC receivable of $5.2 million related to settlement adjustments.

Fourth Quarter 2010 Operating Results

Net Interest Income

Although the low interest rate environment continues to be a challenge for the industry, our net interest income has remained strong. Throughout 2010, East West has focused on maintaining a strong loan yield, improving the yield on other earning assets and growing low-cost core deposits. East West reduced the cost of deposits to 0.67% for the fourth quarter of 2010, down from 0.75% in the third quarter of 2010 and 1.11% in the fourth quarter of 2009.

The core net interest margin, excluding the net impact to interest income of $43.8 million resulting from the loan disposition activity and amortization of the indemnification asset, totaled 4.43% for the quarter, compared to 3.98% in the third quarter 2010. 1 Management believes that this adjusted net interest margin provides more clarity on the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

Noninterest Income (Loss)

The Company reported a total noninterest (loss) for the fourth quarter of ($17.3) million, compared to noninterest income of $29.3 million in the third quarter of 2010 and income of $415.2 million in the fourth quarter of 2009. Noninterest income for the fourth quarter of 2009 included a purchase accounting gain of $471.0 million from the acquisition of UCB. The noninterest loss in the fourth quarter of 2010 was due to a net decrease in the FDIC indemnification asset and receivable of $36.0 million, discussed in more detail above.

Total fees and operating income increased to $18.3 million for the fourth quarter, an increase from both the third quarter 2010 and fourth quarter 2009 as detailed below:

	Quarter Ended	Quarter Ended	Quarter Ended	% Change
($ in thousands)	December 31, 2010	September 30, 2010	December 31, 2009	(Yr/Yr)

Branch fees	$7,681	$7,976	$7,863	-2%
Letters of credit fees and commissions	3,323	2,888	2,570	29%
Ancillary loan fees	2,101	2,367	1,474	43%
Other operating income	5,187	4,178	2,490	108%
Total fees & other operating income	$18,292	$17,409	$14,397	27%

During the fourth quarter, we recorded gains on sales of loans of $6.3 million, primarily from the sale of $206.7 million in student loans and recorded a net gain on sale of investments of $5.2 million, primarily driven by the sale of $269.7 million of investment securities. Further, we recorded an impairment loss of $6.3 million related to one private-label MBS, the only private-label MBS that we own, and recorded a purchase accounting adjustment of $4.7 million related to the WFIB and UCB acquisitions.

Noninterest Expense

Noninterest expense totaled $113.7 million for the fourth quarter of 2010 compared to $99.9 million for the third quarter of 2010, and $87.9 million for the fourth quarter of 2009. The increase in noninterest expense quarter over quarter was primarily due to an increase in other real estate owned expenses to $16.9 million, compared to $5.7 million in the prior quarter. The increase in other real estate owned expense was largely due to writedowns and losses on sales of covered assets. In the fourth quarter, we incurred $16.2 million in expenses on covered loans and other real estate owned for which we expect that 80% or $13.0 million will be reimbursed by the FDIC. Of the $13.0 million of expenses reimbursable by the FDIC, $10.3 million is related to net writedowns and expenses on other real estate owned, and $2.7 million is related to legal and other loan related expenses. Noninterest expense excluding amounts to be reimbursed by the FDIC totaled $100.8 million for the fourth quarter of 2010. 1

A summary of the noninterest expenses for the fourth quarter, compared to the third quarter, is detailed below:

	Quarter Ended	Quarter Ended
($ in thousands)	December 31, 2010	September 30, 2010
Total noninterest expense:	$113,743	$99,945
Amounts to be reimbursed on covered assets (80% of actual expense amount)	12,958	7,834
Noninterest expense excluding reimbursement amounts	$100,785	$92,111

In addition to the increase in expenses on covered assets, amortization of affordable housing investments increased $1.5 million and consulting expenses increased $700 thousand. Management anticipates that in the first quarter of 2011, noninterest expense will be approximately $100 million, net of amounts reimbursable from the FDIC.

The effective tax rate for the fourth quarter was 34.3% compared to 36.1% in the prior quarter. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments.

Full Year 2010 Operating Results

For the full year 2010, net interest income increased to $894.7 million, compared to $485.7 million for the full year 2009.  The adjusted net interest margin for 2010 was 4.25%, a 73 basis point increase from the adjusted net interest margin of 3.52% in 2009.

Full year noninterest income for 2010 totaled $39.3 million, a decrease of $351.7 million over 2009. Noninterest income for 2009 included a purchase accounting gain of $471.0 million from the acquisition of UCB.

Total fees and other operating income for the full year 2010 increased to $67.8 million, a $23.1 million, or 52% increase from full year 2009. As compared to 2009, branch fees increased $10.3 million or 46%, letters of credit fees and commissions increased $3.5 million or 42%, ancillary loan fees increased $2.2 million or 36%, and other operating income increased $7.1 million or 93%, primarily due to the acquisition of UCB.  A summary of these fees and other operating income items is detailed below:

	Year Ended	Year Ended	% Change
($ in thousands)	December 31, 2010	December 31, 2009	(Yr/Yr)

Branch fees	$32,634	$22,326	46%
Letters of credit fees and commissions	11,816	8,338	42%
Ancillary loan fees	8,526	6,286	36%
Other operating income	14,794	7,680	93%
Total fees & other operating income	$67,770	$44,630	52%

Noninterest expense totaled $477.9 million for the full year 2010, 96% or $234.7 million higher than 2009. This increase from 2009 was largely due to our increased size from the acquisitions of UCB and WFIB and due to expenses incurred on covered assets. Year-to-date, the Company incurred approximately $63.1 million of expenses on covered assets, 80% or $50.5 million of which is reimbursable by the FDIC.

For the full year 2010, the effective tax rate was 35.7% compared with 21.69% in the prior year. Management anticipates an effective tax rate for the full year 2011 to be approximately 36%.

Credit Management

Throughout 2010 East West continued to proactively manage credit, resulting in improvements in key asset quality metrics. For the fifth consecutive quarter, both net charge-offs and the provision for loan losses have declined. The provision for loan losses was $29.8 million for the fourth quarter of 2010, a decrease of $8.8 million or 23% compared to the previous quarter. Total net charge-offs decreased to $38.3 million for the fourth quarter, a decrease of $6.7 million or 15% from the previous quarter. The provision for loan losses and net charge-offs for each quarter of 2010 are detailed below:

	For the three months ended,
						% Change
($ in thousands)	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	Yr/Yr
Net charge-offs	$38,344	$45,057	$55,196	$63,929	$130,656	-71%
Provision for loan losses	$29,834	$38,648	$55,256	$76,421	$140,001	-79%

Management expects that the provision for loan losses will continue to decrease and range from $25 million to $30 million for the first quarter of 2011 and range from $95 million to $100 million for the full year 2011.

Nonperforming assets, excluding covered assets decreased to $194.8 million or 0.94% of total assets at December 31, 2010. Nonperforming assets, excluding covered assets, as of December 31, 2010 included nonaccrual loans totaling $172.9 million and REO assets totaling $21.9 million.

Notwithstanding the improvements in credit noted above, we have maintained a strong allowance for non-covered loan losses at $230.4 million or 2.64% of non-covered loans receivable at December 31, 2010. This compares to an allowance for loan losses of $240.3 million or 2.79% at September 30, 2010 and $238.8 million or 2.81% of outstanding loans at December 31, 2009.

Capital Strength
(Dollars in millions)
	December 31, 2010	Well Capitalized Regulatory Requirement		Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	9.3%	5.00%		$863
Tier 1 risk-based capital ratio	15.9%	6.00%		1,159
Total risk-based capital ratio	17.6%	10.00%		897
Tangible common equity to tangible asset	8.0%	N/A		N/A
Tangible common equity to risk weighted assets ratio	13.7%	4.00	% *	1,142

*As there is no stated regulatory guideline for this ratio, the SCAP (Supervisory Capital Assessment Program) guideline of 4.00% tangible common equity has been used.

During the fourth quarter, East West repurchased $306.5 million of preferred stock issued under the U.S. Treasury Capital Purchase Program. The repayment of the TARP funds will save the Company $15.3 million in preferred dividend payments or approximately $0.10 per diluted share on an annual basis beginning in 2011.  East West’s strong capital levels, balance sheet, and profitability allowed the Company to exit TARP without raising any capital. Even after the repayment of TARP, our capital ratios remain very strong. As of the end of the fourth quarter of 2010, our Tier 1 leverage capital ratio totaled 9.3%, Tier 1 risk-based capital ratio totaled 15.9% and the total risk-based capital ratio totaled 17.6%. East West exceeds well capitalized requirements for all regulatory guidelines by over $800 million.

Dividend Payout

East West’s Board of Directors has declared first quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.01 is payable on or about February 24, 2011 to shareholders of record on February 10, 2011. The dividend on the Series A Preferred Stock of $20.00 per share is payable on February 1, 2011 to shareholders of record on January 15, 2011.

About East West

East West Bancorp is a publicly owned company with $20.7 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent commercial banks headquartered in California with over 130 locations worldwide, including the U.S. markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shanghai, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and representative offices in Beijing and Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

1 See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	December 31, 2010	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$1,333,949	$1,164,936	$1,099,084
Short-term investments	143,560	151,557	246,845
Securities purchased under resale agreements	500,000	350,000	227,444
Investment securities	2,875,941	2,907,349	2,564,081
Loans receivable, excluding covered loans (net of allowance for loan
losses of $230,408, $240,286 and $238,833)	8,650,254	8,323,684	8,246,685
Covered loans, net	4,800,876	4,975,502	5,598,155
Total loans receivable, net	13,451,130	13,299,186	13,844,840
Federal Home Loan Bank and Federal Reserve stock	210,090	216,738	217,002
FDIC indemnification asset	792,133	874,759	1,091,814
Other real estate owned, net	21,865	16,936	13,832
Other real estate owned covered, net	123,902	137,353	44,273
Premiums on deposits acquired, net	79,518	82,755	89,735
Goodwill	337,438	337,438	337,438
Other assets	831,011	878,239	782,824
Total assets	$20,700,537	$20,417,246	$20,559,212

Liabilities and Stockholders' Equity
Deposits	$15,641,259	$15,297,971	$14,987,613
Federal Home Loan Bank advances	1,214,148	1,018,074	1,805,387
Securities sold under repurchase agreements	1,083,545	1,045,664	1,026,870
Subordinated debt and trust preferred securities	235,570	235,570	235,570
Other borrowings	10,996	28,328	67,040
Accrued expenses and other liabilities	401,088	406,879	152,073
Total liabilities	18,586,606	18,032,486	18,274,553
Stockholders' equity	2,113,931	2,384,760	2,284,659
Total liabilities and stockholders' equity	$20,700,537	$20,417,246	$20,559,212
Book value per common share	$13.67	$13.61	$14.47
Number of common shares at period end	148,543	147,982	109,963

Ending Balances
	December 31, 2010	September 30, 2010	December 31, 2009
Loans receivable
Real estate - single family	$1,119,024	$1,057,696	$930,393
Real estate - multifamily	974,745	971,155	1,022,383
Real estate - commercial	3,392,984	3,425,300	3,606,178
Real estate - land	235,707	249,224	358,444
Real estate - construction	278,047	313,787	455,142
Commercial	1,983,355	1,696,173	1,503,709
Consumer	733,526	886,124	624,784
Total loans receivable held for investment, excluding covered loans	8,717,388	8,599,459	8,501,033
Loans held for sale	220,055	16,902	28,014
Covered loans, net	4,800,876	4,975,502	5,598,155
Total loans receivable	13,738,319	13,591,863	14,127,202
Unearned fees, premiums and discounts	(56,781)	(52,391)	(43,529)
Allowance for loan losses on non-covered loans	(230,408)	(240,286)	(238,833)
Net loans receivable	$13,451,130	$13,299,186	$13,844,840

Deposits
Noninterest-bearing demand	$2,676,466	$2,571,750	$2,291,259
Interest-bearing checking	757,446	762,633	667,177
Money market	4,457,376	4,190,448	3,138,866
Savings	984,518	955,278	991,520
Total core deposits	8,875,806	8,480,109	7,088,822
Time deposits	6,765,453	6,817,862	7,898,791
Total deposits	$15,641,259	$15,297,971	$14,987,613

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended
	December 31, 2010	September 30, 2010	December 31, 2009

Interest and dividend income	$292,195	$231,400	$283,639
Interest expense	(45,633)	(48,595)	(61,770)
Net interest income before provision for loan losses	246,562	182,805	221,869
Provision for loan losses	(29,834)	(38,648)	(140,001)
Net interest income after provision for loan losses	216,728	144,157	81,868
Noninterest (loss) income	(17,279)	29,315	415,238
Noninterest expense	(113,743)	(99,945)	(87,872)
Income before benefit for income taxes	85,706	73,527	409,234
Provision for income taxes	29,357	26,576	149,504
Net income	56,349	46,951	259,730
Preferred stock dividend, inducement, and amortization of preferred stock discount	(24,109)	(6,732)	(6,129)
Net income available to common stockholders	$32,240	$40,219	$253,601
Net income per share, basic	$0.22	$0.27	$2.49
Net income per share, diluted	$0.22	$0.27	$1.96
Shares used to compute per share net income:
- Basic	146,625	146,454	101,924
- Diluted	147,524	147,113	130,346

	Quarter Ended
	December 31, 2010	September 30, 2010	December 31, 2009
Noninterest (loss) income:
Branch fees	$7,681	$7,976	$7,863
Increase (decrease) in FDIC indemnification asset and FDIC receivable	(36,043)	5,826	(23,338)
Net gain on sales of loans	6,265	4,177	-
Letters of credit fees and commissions	3,323	2,888	2,570
Net gain on sales of investments	5,244	2,791	4,545
Impairment loss on investment securities	(6,340)	(888)	(45,775)
Ancillary loan fees	2,101	2,367	1,474
(Loss) gain on acquisition	(4,697)	-	471,009
Impairment loss on affordable housing partnerships	-	-	(5,600)
Other operating income	5,187	4,178	2,490
Total noninterest (loss) income	$(17,279)	$29,315	$415,238

Noninterest expense:
Compensation and employee benefits	$39,001	$38,693	$29,983
Occupancy and equipment expense	13,051	13,963	10,268
Loan related expenses	6,503	6,316	2,306
Other real estate owned expense	16,879	5,694	2,624
Deposit insurance premiums and regulatory assessments	3,416	5,676	9,123
Legal expense	5,186	5,301	3,168
Amortization of premiums on deposits acquired	3,237	3,352	2,609
Data processing	2,441	2,646	2,279
Consulting expense	2,312	1,612	6,256
Amortization of investments in affordable housing partnerships	2,915	1,442	2,329
Other operating expense	18,802	15,250	16,927
Total noninterest expense	$113,743	$99,945	$87,872

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year To Date
	December 31, 2010	December 31, 2009

Interest and dividend income	$1,095,831	$722,818
Interest expense	(201,117)	(237,129)
Net interest income before provision for loan losses	894,714	485,689
Provision for loan losses	(200,159)	(528,666)
Net interest income (loss) after provision for loan losses	694,555	(42,977)
Noninterest income	39,270	390,953
Noninterest expense	(477,916)	(243,254)
Income before benefit for income taxes	255,909	104,722
Provision for income taxes	91,345	22,714
Net income before extraordinary item	164,564	82,008
Extraordinary item, net of tax	-	(5,366)
Net income after extraordinary item	$164,564	$76,642
Preferred stock dividend, inducement, and amortization of preferred stock discount	(43,126)	(49,115)
Net income available to common stockholders	$121,438	$27,527
Net income per share, basic	$0.88	$0.35
Net income per share, diluted	$0.83	$0.33
Shares used to compute per share net income:
- Basic	137,478	78,770
- Diluted	147,102	84,553

	Year To Date
	December 31, 2010	December 31, 2009
Noninterest income:
Decrease in FDIC indemnification asset and FDIC receivable	$(83,213)	$(23,338)
Impairment loss on investment securities	(16,669)	(107,671)
Net gain on sales of investments	29,993	11,923
Gain on acquisition	22,874	471,009
Branch fees	32,634	22,326
Net gain on sales of loans	18,515	-
Letters of credit fees and commissions	11,816	8,338
Ancillary loan fees	8,526	6,286
Impairment loss on affordable housing partnerships	-	(5,600)
Other operating income	14,794	7,680
Total noninterest income	$39,270	$390,953

Noninterest expense:
Compensation and employee benefits	$170,052	$79,475
Other real estate owned expense	61,568	19,104
Occupancy and equipment expense	52,073	30,218
Deposit insurance premiums and regulatory assessments	25,201	28,073
Loan related expenses	21,070	7,580
Legal expense	19,577	8,024
Prepayment penalty for FHLB advances	13,832	2,370
Amortization of premiums on deposits acquired	13,283	5,895
Data processing	10,615	5,641
Amortization of investments in affordable housing partnerships	10,032	7,450
Consulting expense	7,984	8,135
Other operating expense	72,629	41,289
Total noninterest expense	$477,916	$243,254

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended
	December 31, 2010	September 30, 2010	December 31, 2009
Loans receivable
Real estate - single family	$1,091,042	$1,051,914	$908,095
Real estate - multifamily	969,801	984,589	1,037,460
Real estate - commercial	3,430,009	3,452,114	3,610,640
Real estate - land	250,530	273,571	398,109
Real estate - construction	297,558	342,388	586,883
Commercial	1,834,920	1,591,042	1,446,695
Consumer	992,408	803,430	516,951
Total loans receivable, excluding covered loans	8,866,268	8,499,048	8,504,833
Covered loans	4,866,915	5,105,793	3,479,519
Total loans receivable	13,733,183	13,604,841	11,984,352
Investment securities	2,876,561	2,482,951	2,638,943
Earning assets	18,144,027	17,692,002	15,948,521
Total assets	20,467,482	20,097,142	17,563,329

Deposits
Noninterest-bearing demand	$2,649,912	$2,436,031	$1,953,781
Interest-bearing checking	756,741	731,267	523,519
Money market	4,275,692	4,162,847	2,671,917
Savings	957,781	960,927	775,834
Total core deposits	8,640,126	8,291,072	5,925,051
Time deposits	6,664,058	6,719,637	6,375,919
Total deposits	15,304,184	15,010,709	12,300,970
Interest-bearing liabilities	15,004,890	14,910,922	13,450,563
Stockholders' equity	2,416,463	2,360,025	1,921,591

Selected Ratios	Quarter Ended
	December 31, 2010	September 30, 2010	December 31, 2009
For The Period
Return on average assets	1.10%	0.93%	5.92%
Return on average common equity	6.28%	8.11%	75.27%
Interest rate spread (2)	5.18%	3.90%	5.24%
Net interest margin (2)	5.39%	4.10%	5.52%
Yield on earning assets (2)	6.39%	5.19%	7.06%
Cost of deposits	0.67%	0.75%	1.11%
Cost of funds	1.03%	1.11%	1.59%
Noninterest expense/average assets (1)	2.10%	1.89%	1.83%
Efficiency ratio (3)	49.00%	47.64%	48.42%

(1) Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalty for FHLB advances.

(2) Yields on certain securities have been adjusted upward to a "fully taxable equivalent" basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

(3) Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalty for FHLB advances, divided by the aggregate of net interest income before provision for loan losses, excluding non-core adjustments and noninterest income, excluding impairment loss on investment securities, impairment loss on affordable housing partnerships, gain on acquisition and the decrease in FDIC indemnification asset and FDIC receivable.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Year To Date
	December 31, 2010	December 31, 2009
Loans receivable
Real estate - single family	$1,016,669	$748,713
Real estate - multifamily	1,005,790	898,927
Real estate - commercial	3,502,013	3,536,846
Real estate - land	299,212	490,546
Real estate - construction	367,780	934,729
Commercial	1,599,057	1,420,453
Consumer	843,762	325,611
Total loans receivable, excluding covered loans	8,634,283	8,355,825
Covered loans	5,074,631	877,029
Total loans receivable	13,708,914	9,232,854
Investment securities	2,439,034	2,569,792
Earning assets	17,725,514	12,910,812
Total assets	20,178,109	13,838,945

Deposits
Noninterest-bearing demand	$2,418,816	$1,459,871
Interest-bearing checking	677,529	398,619
Money market	3,974,936	2,035,821
Savings	967,953	506,706
Total core deposits	8,039,234	4,401,017
Time deposits	6,851,461	5,037,122
Total deposits	14,890,695	9,438,139
Interest-bearing liabilities	15,131,431	10,590,039
Stockholders' equity	2,345,578	1,634,897

Selected Ratios	Year To Date
	December 31, 2010	December 31, 2009
For The Period
Return on average assets	0.82%	0.55%
Return on average common equity	6.42%	2.37%
Interest rate spread (2)	4.85%	3.36%
Net interest margin (2)	5.05%	3.76%
Yield on earning assets (2)	6.18%	5.60%
Cost of deposits	0.78%	1.37%
Cost of funds	1.15%	1.97%
Noninterest expense/average assets (1)	2.18%	1.64%
Efficiency ratio (3)	52.90%	48.64%

(1) Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalty for FHLB advances.

(2) Yields on certain securities have been adjusted upward to a "fully taxable equivalent" basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

(3) Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalty for FHLB advances, divided by the aggregate of net interest income before provision for loan losses, excluding non-core adjustments and noninterest income, excluding impairment loss on investment securities, impairment loss on affordable housing partnerships, gain on acquisition and the decrease in FDIC indemnification asset and FDIC receivable.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	December 31, 2010			December 31, 2009
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments and interest bearing deposits in other banks	$571,557	$2,229	1.55%	$978,967	$1,706	0.69%
Securities purchased under resale agreements	749,384	2,905	1.52%	165,839	3,290	7.76%
Investment securities (2)	2,876,561	19,410	2.68%	2,638,943	28,216	4.24%
Loans receivable	8,866,268	124,478	5.57%	8,504,833	115,022	5.37%
Loans receivable - covered	4,866,915	142,298	11.60%	3,479,519	135,144	15.41%
Federal Home Loan Bank and Federal Reserve Bank stocks	213,342	875	1.64%	180,420	368	0.82%
Total interest-earning assets	18,144,027	292,195	6.39%	15,948,521	283,746	7.06%

Noninterest-earning assets:
Cash and due from banks	392,139			266,287
Allowance for loan losses	(246,871)			(236,858)
Other assets	2,178,187			1,585,379
Total assets	$20,467,482			$17,563,329

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	756,741	658	0.34%	523,519	504	0.38%
Money market accounts	4,275,692	6,109	0.57%	2,671,917	6,919	1.03%
Savings deposits	957,781	752	0.31%	775,834	1,353	0.69%
Time deposits	6,664,058	18,139	1.08%	6,375,919	25,768	1.60%
Federal Home Loan Bank advances	1,018,491	5,736	2.23%	1,731,525	11,749	2.69%
Securities sold under repurchase agreements	1,069,208	12,218	4.47%	1,086,279	13,709	4.94%
Subordinated debt and trust preferred securities	235,570	1,597	2.65%	235,570	1,605	2.67%
Other borrowings	27,349	424	6.07%	50,000	163	1.28%
Total interest-bearing liabilities	15,004,890	45,633	1.21%	13,450,563	61,770	1.82%

Noninterest-bearing liabilities:
Demand deposits	2,649,912			1,953,781
Other liabilities	396,217			237,394
Stockholders' equity	2,416,463			1,921,591
Total liabilities and stockholders' equity	$20,467,482			$17,563,329

Interest rate spread			5.18%			5.24%

Net interest income and net interest margin		$246,562	5.39%		$221,976	5.52%

Net interest income and net interest margin, adjusted (3)		$202,779	4.43%		$190,046	4.73%

(1) Annualized.
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(3) Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $43.8 million and $31.9 million for the three months ended December 31, 2010 and 2009, respectively.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Year To Date
	December 31, 2010			December 31, 2009
	Average			Average
	Volume	Interest	Yield	Volume	Interest	Yield

ASSETS
Interest-earning assets:
Short-term investments and interest bearing deposits in other banks	$828,039	$9,634	1.16%	$881,282	$9,047	1.03%
Securities purchased under resale agreements	529,817	14,208	2.64%	89,883	7,985	8.76%
Investment securities (1)	2,439,034	70,052	2.87%	2,569,792	116,688	4.54%
Loans receivable	8,634,283	479,451	5.55%	8,355,825	452,019	5.41%
Loans receivable - covered	5,074,631	519,138	10.23%	877,029	135,144	15.41%
Federal Home Loan Bank and Federal Reserve Bank stocks	219,710	3,348	1.52%	137,001	2,337	1.71%
Total interest-earning assets	17,725,514	1,095,831	6.18%	12,910,812	723,220	5.60%

Noninterest-earning assets:
Cash and due from banks	365,041			147,694
Allowance for loan losses	(252,318)			(216,775)
Other assets	2,339,872			997,214
Total assets	$20,178,109			$13,838,945

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	677,529	2,349	0.35%	398,619	1,507	0.38%
Money market accounts	3,974,936	29,514	0.74%	2,035,821	25,583	1.26%
Savings deposits	967,953	3,986	0.41%	506,706	3,322	0.66%
Time deposits	6,851,461	80,888	1.18%	5,037,122	99,065	1.97%
Federal Home Loan Bank advances	1,324,709	26,641	2.01%	1,333,846	49,940	3.74%
Securities sold under repurchase agreements	1,047,090	48,993	4.61%	1,027,665	49,725	4.77%
Subordinated debt and trust preferred securities	235,570	6,420	2.69%	235,570	7,816	3.27%
Other borrowings	52,183	2,326	4.40%	14,690	171	1.15%
Total interest-bearing liabilities	15,131,431	201,117	1.33%	10,590,039	237,129	2.24%

Noninterest-bearing liabilities:
Demand deposits	2,418,816			1,459,871
Other liabilities	282,284			154,138
Stockholders' equity	2,345,578			1,634,897
Total liabilities and stockholders' equity	$20,178,109			$13,838,945

Interest rate spread			4.85%			3.36%

Net interest income and net interest margin		$894,714	5.05%		$486,091	3.76%

Net interest income and net interest margin, adjusted (2)		753,845	4.25%		$454,161	3.52%

(1) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(2) Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $140.9 million and $31.9 million for the twelve months ended December 31, 2010 and 2009 respectively.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)
	Quarter Ended
	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
LOANS
Allowance balance, beginning of period	$244,186	$249,462	$250,517	$238,833	$230,650
Allowance for unfunded loan commitments and letters of credit	(1,043)	1,133	(1,115)	(808)	(1,161)
Provision for loan losses	29,834	38,648	55,256	76,421	140,000

Net Charge-offs:
Real estate - single family	1,770	14,620	3,257	3,426	7,083
Real estate - multifamily	5,048	7,526	7,552	4,860	8,425
Real estate - commercial	13,557	11,779	11,836	8,201	13,305
Real estate - land	8,942	4,236	9,765	26,828	20,390
Real estate - residential construction	(212)	3,087	3,086	11,642	48,919
Real estate - commercial construction	3,086	977	8,548	2,029	21,355
Commercial	5,326	2,546	10,563	6,422	5,789
Trade finance	655	(7)	(88)	(54)	2,569
Consumer	172	293	677	575	2,821
Total net charge-offs (recovery)	38,344	45,057	55,196	63,929	130,656
Allowance balance, end of period (3)	$234,633	$244,186	$249,462	$250,517	$238,833

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$8,909	$10,042	$8,927	$8,119	$6,958
Provision for unfunded loan commitments and letters of credit	1,043	(1,133)	1,115	808	1,161
Allowance balance, end of period	$9,952	$8,909	$10,042	$8,927	$8,119
GRAND TOTAL, END OF PERIOD	$244,585	$253,095	$259,504	$259,444	$246,952

Nonperforming assets to total assets (1)	0.94%	0.96%	0.98%	0.89%	0.91%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	2.64%	2.79%	3.00%	2.93%	2.81%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	2.76%	2.90%	3.12%	3.04%	2.90%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	133.24%	133.95%	139.31%	143.62%	137.91%
Nonaccrual loans to total loans (2)	1.26%	1.32%	1.30%	1.27%	1.23%

(1) Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(2) Nonaccrual loans excludes covered loans. Total loans includes covered loans.
(3) Included in the allowance is $4.2 million and $3.9 million related to covered loans as of December 31, 2010 and September 30, 2010, respectively.
This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates and therefore, are covered under the loss share agreements with the FDIC. Allowance on these subsequent drawdowns is accounted for as part of our general allowance.

EAST WEST BANCORP, INC
TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS
(In thousands)
(unaudited)
AS OF DECEMBER 31, 2010
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$7,059	$355	$7,414	$556	$7,970
Real estate - multifamily	9,687	7,695	17,382	468	17,850
Real estate - commercial	48,096	7,962	56,058	3,566	59,624
Real estate - land	8,138	20,761	28,899	16,180	45,079
Real estate - residential construction	-	22,341	22,341	92	22,433
Real estate - commercial construction	14,198	3,347	17,545	780	18,325
Commercial	8,235	14,436	22,671	223	22,894
Trade Finance	-	-	-	-	-
Consumer	620	-	620	-	620
Total	$96,033	$76,897	$172,930	$21,865	$194,795

AS OF SEPTEMBER 30, 2010
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$5,359	$-	$5,359	$947	$6,306
Real estate - multifamily	10,386	6,263	16,649	3,088	19,737
Real estate - commercial	28,786	30,799	59,585	6,730	66,315
Real estate - land	32,443	14,760	47,203	4,680	51,883
Real estate - residential construction	2,068	-	2,068	92	2,160
Real estate - commercial construction	17,188	4,077	21,265	830	22,095
Commercial	6,653	20,084	26,737	223	26,960
Trade Finance	-	-	-	-	-
Consumer	427	91	518	346	864
Total	$103,310	$76,074	$179,384	$16,936	$196,320

AS OF JUNE 30, 2010
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$14,835	$-	$14,835	$395	$15,230
Real estate - multifamily	13,180	5,521	18,701	3,131	21,832
Real estate - commercial	15,778	2,569	18,347	7,047	25,394
Real estate - land	43,775	5,292	49,067	2,541	51,608
Real estate - residential construction	1,454	23,370	24,824	2,272	27,096
Real estate - commercial construction	22,997	449	23,446	830	24,276
Commercial	19,310	8,994	28,304	-	28,304
Trade Finance	-	-	-	-	-
Consumer	1,436	104	1,540	346	1,886
Total	$132,765	$46,299	$179,064	$16,562	$195,626

AS OF DECEMBER 31, 2009
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$3,262	$-	$3,262	$264	$3,526
Real estate - multifamily	10,631	-	10,631	2,118	12,749
Real estate - commercial	11,654	18,450	30,104	5,687	35,791
Real estate - land	27,179	42,666	69,845	4,393	74,238
Real estate - residential construction	17,179	-	17,179	540	17,719
Real estate - commercial construction	-	17,132	17,132	830	17,962
Commercial	8,002	16,765	24,767	-	24,767
Trade Finance	-	-	-	-	-
Consumer	114	146	260	-	260
Total	$78,021	$95,159	$173,180	$13,832	$187,012

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

The tangible common equity to risk weighted asset and tangible common equity to tangible asset ratios is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible asset is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible asset ratios.

As of
December 31, 2010
Stockholders' Equity	$2,113,931
Less:
Preferred Equity	(83,058)
Goodwill and other intangible assets	(417,974)
Tangible common equity	$1,612,899

Risk-weighted assets	11,771,652

Tangible Common Equity to risk-weighted assets	13.7%

As of
December 31, 2010
Total assets	$20,700,537
Less:
Goodwill and other intangible assets	(417,974)
Tangible assets	$20,282,563

Tangible common equity to tangible asset ratio	8.0%

Operating noninterest income is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. There are noninterest income line items that are non-core in nature. Operating noninterest income excludes such non-core noninterest income line items. The Company believes that presenting the operating noninterest income provides more clarity to the users of financial statements regarding the core noninterest income amounts.

Quarter Ended
December 31, 2010
Noninterest (loss) income	$(17,279)
Add:
Impairment loss on investment securities	6,340
Less:
Net gain on sales of investments	(5,244)
Net gain on sales of loans	(6,265)
Loss on acquisition	4,697
Decrease in FDIC indemnification asset	36,043
Operating noninterest income (non-GAAP)	$18,292

Quarter Ended
December 31, 2009
Noninterest income	$415,238
Add:
Impairment loss on investment securities	45,775
Impairment loss on affordable housing partnerships	5,600
Less:
Net gain on sales of investments	(4,545)
Gain on acquisition	(471,009)
Decrease in FDIC indemnification asset	23,338
Operating noninterest income (non-GAAP)	$14,397

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting the operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

Quarter Ended
December 31, 2010
Total noninterest expense:	$113,743
Amounts to be reimbursed on covered assets (80% of actual expense amount)	12,958
Noninterest expense excluding reimbursement amounts	$100,785

Quarter Ended
September 30, 2010
Total noninterest expense:	$99,945
Amounts to be reimbursed on covered assets (80% of actual expense amount)	7,834
Noninterest expense excluding reimbursement amounts	$92,111

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

Dilutive EPS excluding the noncash impact resulting from the repurchase of preferred stock issued to the U.S. Treasury is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The Company believes that presenting the Non-GAAP dilutive EPS provides more clarity to the users of financial statements.

Quarter Ended
December 31, 2010
GAAP Diluted EPS	$0.22
Impact of noncash charge resulting from the repurchase of preferred stock issued to the U.S. Treasury	0.13
Non-GAAP Diluted EPS	$0.35

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended December 31, 2010
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$18,144,027	$292,195	6.39%
Net interest income and net interest margin		$246,562	5.39%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(43,783)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$202,779	4.43%

	Quarter Ended September 30, 2010
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$17,692,002	$231,400	5.19%
Net interest income and net interest margin		$182,805	4.10%
Less net impact of covered loan dispositions		(5,511)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions		$177,294	3.98%

	Year to Date December 31, 2010
	Average Volume	Interest	Yield
Total interest-earning assets	$17,725,514	$1,095,831	6.18%
Net interest income and net interest margin		$894,714	5.05%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(140,869)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$753,845	4.25%

(1) Annualized.